UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2019

SPECTRUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35006	93-0979187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 S. Eastern Ave., Ste. 240, Henderson, NV	89052
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 835-6300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On January 17, 2019 (the “Signing Date”), Spectrum Pharmaceuticals, Inc. (the “Company”) entered into that certain Asset Purchase Agreement, by and among Acrotech Biopharma LLC, a Delaware limited liability company (the “Buyer”), Aurobindo Pharma USA, Inc., a Delaware corporation (the “Parent Guarantor”), and the Company (the “Purchase Agreement”), pursuant to which the Buyer will acquire certain assets and liabilities related to various hematology/oncology products of the Company, including BELEODAQ®, EVOMELA®, FOLOTYN®, MARQIBO®, FUSILEV®, KHAPZORY™ and ZEVALIN® (the “Product Portfolio”), set forth in Article II of the Purchase Agreement (collectively, the “Purchased Assets and Assumed Liabilities” and such acquisition, the “Transaction”). A copy of the Purchase Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

In connection with the Transaction, the Company is entitled to receive an upfront purchase price of $160 million in cash, with $4 million to be held in escrow for six (6) months, payable upon the consummation of the Transaction (the “Closing Date”) and subject to adjustment in connection with the terms of the Purchase Agreement. The Company is also entitled to receive additional contingent milestone payments of up to $140 million. The contingent payments, if any, are triggered upon the achievement of certain milestones, including the receipt of certain U.S. Food and Drug Administration regulatory approvals related to MARQIBO® and the achievement of certain net sales targets related to MARQIBO® and KHAPZORY™. The milestones must be achieved within the five (5) year period following the Closing Date.

Pursuant to the Purchase Agreement, the Company has made customary representations and warranties and has agreed to customary covenants relating to the Transaction, including: (i) during the period between the Signing Date and the Closing Date, the Company will operate its business related to the Product Portfolio in the ordinary course; (ii) for a period of five (5) years following the Closing Date, the Company will not compete with the business related to the Product Portfolio; (iii) for a period of three (3) years following the Closing Date, the Company will not solicit any former employees of the Company that are hired by the Buyer; and (iv) the parties to the Purchase Agreement are obligated to seek certain regulatory approvals, including expiration (or early termination) of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Purchase Agreement also contains customary indemnification provisions, where the Company has agreed to indemnify the Buyer for losses arising from certain breaches of the Purchase Agreement, with a cap on indemnification set at twelve percent (12%) of the upfront purchase price of $160 million.

The Purchase Agreement also requires the Buyer to make offers of employment to certain employees of the Company that provide services relating to the Product Portfolio.

The Company entered into certain customary ancillary agreements in connection with the Transaction.

The above description of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement filed as Exhibit 10.1 hereto and incorporated by reference.

Item 8.01.	Other Events.

On January 17, 2019, the Company issued a press release announcing the signing of the Purchase Agreement and the Transaction. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits.

10.1	Asset Purchase Agreement, dated January 17, 2019, by and among Spectrum Pharmaceuticals, Inc., Acrotech Biopharma LLC and Aurobindo Pharma USA, Inc.*

99.1	Press Release, dated January 17, 2019

*Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC, certain exhibits and schedules to this agreement have been omitted. The Company hereby agrees to furnish supplementally to the SEC, upon its request, any or all of such omitted exhibits or schedules.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRUM PHARMACEUTICALS, INC.

Date: January 17, 2019	By:	/s/ Kurt A. Gustafson
Kurt A. Gustafson Executive Vice President and Chief Financial Officer